As filed with the Securities and Exchange Commission on April 27, 2004	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3666899
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4553 Glencoe Avenue, Suite 325
Marina del Rey, California 90292
(Address, including zip code, and telephone number, including area code, of registrant’s executive offices)

LESLIE BERNHARD
President and Chief Executive Officer
4553 Glencoe Avenue, Suite 325,
Marina del Rey, California 90292
(310) 577-8255
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Stephen A. Zelnick, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
(212) 838-8040
(212) 838-9190 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

				Proposed
		Proposed		Maximum
	Amount To	Maximum		Aggregate	Amount of
Title of Each class of	Be	Offering Price		Offering	Registration
Securities to be Registered	Registered	Per Security		Price	Fee(1)
Common stock, par value $.0001 per share	7,977	$2.36	(2)(6)	$18,826	$2.39
Common stock, par value $.0001 per share underlying a Secured Convertible Note (4)	719,444	$2.36	(2)(6)	$1,697,888	$215.12
Common stock, par value $.0001 per share underlying a Common Stock Purchase Warrant (5)	120,000	$2.58	(3)(6)	$309,600	$39.23
Common stock, par value $.0001 per share underlying Common Stock Purchase Warrant (5)	80,000	$2.80	(3)(6)	$224,000	$28.38

Total Registration Fee					$285.12

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2)	Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the Common Stock on the Nasdaq on April 21, 2004 of $2.36.

(3)	Pursuant to Rule 457(g) of the Securities Act of 1933, the proposed maximum offering price is based upon the higher of the price at which the warrants may be exercised and the price of shares of Common Stock as determined in accordance with Rule 457(c).

(4)	Secured Convertible Note, dated April 12, 2004, in the principal amount of $1.5 Million. The number of shares included in the Amount To Be Registered column include shares issuable upon conversion of the principal amount and interest on the note through maturity, assuming a weighted average interest rate of 5 percent over the term of the Note.

(5)	7-year Common Stock Purchase Warrant, dated April 12, 2004, to purchase up to 200,000 shares of Common Stock.

(6)	Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the 7-year Common Stock Purchase Warrant and the Secured Convertible Note.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Shares
Common Stock

     The selling stockholders named in this prospectus are offering to sell up to an aggregate of 927,421 shares of our common stock as follows:

719,444	shares issuable upon the conversion of a Secured Convertible Note, dated April 12, 2004, in the aggregate principal amount of $1.5 million. The number of shares issuable upon the conversion of the note includes the aggregate principal amount and interest on the note through maturity, assuming a weighted average interest rate of 5 percent over the term of the note;

200,000	shares issuable upon the exercise of a 7-year Common Stock Purchase Warrant, dated April 12, 2004; and

7,977	shares issued as part of the compensation paid in connection with a service agreement between AdStar and Loki Group, Ltd.

     We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.

     Shares of our common stock are traded on the Nasdaq Small Cap Market under the symbol “ADST”. On May    , 2004, the closing price was $     per share.

     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on Page 3, for the factors you should consider before buying shares of our common stock.

The date of this prospectus is May     , 2004

     You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

ADSTAR

     AdStar, Inc., a Delaware corporation (“AdStar”) provides technology services within the classified advertising industry. Our proprietary software is an integrated suite of applications that electronically connects publishers with the source of their advertising revenue. Our software applications allow professional advertising agencies businesses and individuals to electronically send ads to newspapers. This gives newspapers the ability to electronically receive classified advertising insertions directly into their sophisticated publishing systems. Our solutions are available in an application service provider (“ASP”) model whereby we contract with publishers to design, implement, host, and manage the on-line ad-taking capabilities of their Web sites. We provide all the technical and application expertise, customer support, and security measures that the publisher needs to install our application modules and begin to generate revenue in a short time frame. Our software solutions afford newspapers the ability to increase revenue and are the application of choice for advertisers, because it affords them the ability to effortlessly and quickly compose and format classified ads, price them, schedule them, and electronically send them into the publishing system at multiple newspapers.

Overview

     In 2001 we repositioned our products, moving away from the idea of the Internet as a stand-alone business category, and moving towards the idea of the Internet as an extremely efficient and flexible communication channel. We recognized that this technology can be utilized to greatly enhance the functionality of the software we licensed to our existing customer base, as well as expand into new areas where our technology can be used to connect advertising outlets with advertisers. During 2002, we began to execute our business plan and spent virtually the entire year on successfully enhancing and integrating our existing technology and new products into the existing and new customers. While some of our historical business has migrated to our new transaction based model, it continues to be used by hundreds of recruitment agencies and volume advertisers. We anticipate continuing customer requested enhancements to our existing applications and expect to monetize the roll-outs to a greater extent in 2003 as more publications adapt the new robust applications available to them.

     In working with our customers, we recognized there was a great demand for our Web-based technology within the newspaper industry to run the online classified ad-taking abilities at our customer’s Web sites under a private label branded site concept. Therefore, we revised our business model to embrace these concepts, and we focused on the immediate needs of our customers. While doing this, we also made sure that our technology remained flexible to allow for changes as the needs of our customers change and as we develop product extensions and new lines of business based on our existing technology and expertise.

     We adopted our marketing and sales strategies to our new Web-based ad-taking ASP product, and began marketing the product in June 2001 and found that it was well received by our customers. During

2001, we implemented our Web-based classified ad-taking ASP product at 14 new metropolitan newspapers. Given the severe downturn in advertising revenue in 2001, we were told by many potential customers that implementing our ASP product will need to wait until their advertising revenue has returned to more normal levels. In 2002, despite a slow economy we contracted with an additional 16 newspapers to use our Web-based classified ad-taking ASP product.

     In 2003 we formalized our marketing effort behind our XML Gateway. (Application Programming Interface) With third parties and publishers alike looking to incorporate classified print advertising into their applications, the Gateway proved to be an easy way to accomplish it.

     Publishers are beginning to realize the revenue potential of offering print in combination with online advertising. Being able to accomplish it has been problematic due to old legacy systems that cannot accommodate this offering. Referred to as reverse publishing, it addresses the users who currently go online to buy an online ad for a reasonable upcharge they can include a print ad in their advertising package. The strength of a combination print and online ad assures the advertiser of maximum exposure. Publishers now receive classified advertising from a myriad of sources transmitted in a myriad of ways, each offereing their own challenges to process in a quick an efficient way. The XML Gateway allows a paper to provide a common, single point of entry to whoever wants to send ads and easily drive them directly into their publishing systems.

     In 2003 we also released our new USER INTERFACE for Web based ad-taking. This new interface accommodates a variety of customized upsells for an advertiser. Included our bold headlines, borders, background shading, pictures and graphic attention getters. The user is able to create in real time an ad with a unique look and feel.

     As important as upsells are to newspapers for additional revenue, what is more important is the platform we have created that can expand to offer new and unique capabilities. The future of classifieds rest with the online side. While print classifieds are two dimensional online classifieds will offer all that technology can provide. In the future we will be able to provide sound, text messaging, voice recognition, auction function and order fulfillment for items sold etc. All these capabilities will ultimately be provided by our ever expanding suite of products. We will partner with these technologies or we will acquire to ensure our leadership role as the E-Commerce provider to the newspaper industry.

     In October of 2003 we acquired Edgil Associates, Inc. Edgil provides credit card processing to the newspaper industry. Key to their service is providing seemless integration of these transactions into billing systems and circulation systems alike. Currently operating in a license model we look forward to offering this service in a hosted environment with monthly fees and transaction fees in line with Adstar’s current model.

     Edgil’s account base offers fertile ground for cross selling opportunities for Web-based ad-taking. In addition to transitioning to a recurring revenue model and expanding our newspaper customers, we are now in a position to reduce our operating costs on a go forward basis. There can be no assurance that our new product offerings or the arrangement with Tribune Company will be successful in generating revenues sufficient to support our operating expenses.

RECENT DEVELOPMENT

     On April 12, 2004, we closed on a $1.5 million private placement of a 3-year secured convertible note (the “Note”) and 7-year warrants to purchase 200,000 shares (the “Warrants”) of our common stock

(the “Common Stock”) with Laurus Master Fund, Ltd., a New York City based institutional fund and an accredited investor (“Laurus Master Fund”).

     The Note bears interest at the prime rate minus one percentage point and is convertible into Common Stock at an initial fixed conversion price of $2.25 per share (the “Fixed Conversion Price”), 105% of the average closing price of the Common Stock (“Average Closing Price”) during the 22 trading days preceding the closing date. The Note has limited anti-dilution protection for capital changes and, on a weighted average basis, for issuance of Common Stock below the Fixed Conversion Price, excluding shares issued in mergers, acquisition or strategic relationships, shares underlying compensatory options, shares issued on conversion or exercise of outstanding securities and other exceptions.

     Once the shares underlying the Note are covered by an effective registration statement and subject to certain limitations based on market volume for the Common Stock and Laurus Master Fund’s aggregate holdings, Laurus Master Fund is required to convert all monthly installments of principal and interest into Common Stock if the Average Closing Price is more than 10 percent above the Fixed Conversion Price. Additionally, we may redeem the Note by paying 125 percent of the then outstanding principal balance plus accrued interest. The Note is secured by a first lien on all of our assets.

     Of the Warrants, 120,000 are exercisable at $2.58 and 80,000 are exercisable at $2.80 (120% and 130% of the Average Closing Price during the 22 trading days preceding the closing).

     Pursuant to the terms of the Note and the Warrants, Laurus Master Fund may not receive shares of Common Stock on conversion of the Note or exercise of the Warrants to the extent such conversion or exercise would result in Laurus Master Fund beneficially owning in excess of 4.99% of the issued and outstanding shares of Common Stock.

     The net proceeds from the financing will be added to our working capital. We believe that with this added working capital we can more quickly achieve the goals of our business plan and accelerate our strategic acquisition program.

RISK FACTORS

     The shares of AdStar common stock offered by the selling stockholders are speculative and involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors concerning the business of AdStar and this offering prior to making an investment decision.

     The following factors may affect the growth and profitability of AdStar and should be considered by any prospective purchaser of AdStar’s common stock:

Our Ability To Sustain Our Operations And Ultimately Attain Profitability Could Be Adversely Affected If We Are Not Able To Generate New Significant ASP Revenues.

     It is uncertain as to whether we can transform our business to one generating new significant revenues from our ASP services. The uncertainty includes risks as to whether we will be able to:

•	attract a sufficient number of publishers for our new publisher specific ASP ad-taking services to permit profitable operations;

•	develop profitable pricing models for our volume related fees;

•	respond effectively to competitive pressures; and

•	attract, retain and motivate qualified personnel.

Our failure to address these risks successfully could adversely affect our ability to sustain our operations and ultimately attain profitability.

Our Unproven On-Line Business Model May Not Generate Expected Revenues.

     Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues. Current expectations are that we will generate revenue from:

•	hosting and transaction fees for ads processed through our ASP product,

•	installation fees from publishers installing our new publisher specific ad-taking Web site services;

•	fees from publishers to process classified advertising utilize our professional software product.

     Our expectations with respect to future revenues are principally based on our ability to attract advertisers and publications. In particular, our assumption that we will not encounter any significant resistance by publishers to accepting Web-based ads may be wrong. Publishers might view transactions in which we charge a transaction fee as reducing the amounts they would receive if they obtained the ads directly. Conversely, advertisers may be reluctant to pay a mark-up to published classified advertising rates. If because of these factors, the revenues are not generated in the amounts and within the time periods necessary to sustain our operations, the prospects for our ASP, on-line business will be seriously compromised.

We Have A History Of Losses And Until We Are Able To Significantly Increase ASP Revenues We Expect Continued Losses.

     We have incurred significant recurring net losses, and have used substantial funds in our operations. For the years ended December 31, 2002 and 2003 we had net losses of $2,159,643 and $2,842,365, respectively. Our 2002 and 2003 net losses were principally attributable to our shift in focus from an on-line business to an ASP business. We expect to continue to incur losses until we are able to increase our revenues significantly from fees based on the number of ad purchases transacted through our ASP product. Our operating expenses are expected to remain constant in connection with our expanded activities. Our future profitability will depend on our ability to increase our transaction and service revenues while controlling or reducing our costs. We may not be able to achieve profitability. However, based on our current operating plan, cash on hand, our ability to control costs and our historical record of achieving financings, we believe we have sufficient resources available to see us through March 30, 2005.

The Growth Of Our Historical AdStar Business Is Limited And May Not Be Able To Sustain Our Operations On Its Own.

     Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the installation, training and on-going support costs at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. Our ability to achieve sufficient revenues to justify the expectations of our investors is dependent on the success of our professional software product which we believe eliminates these barriers. Our belief that we can successfully expand our business by migrating to an Internet delivery system and providing publisher specific site design, customization, implementation and management services may not be correct.

We May Be Unable To Obtain The Additional Capital Required To Grow Our Business Which Would Have An Adverse Effect On The Successful Implementation Of Our Planned Business Expansion.

     Our ability to grow depends significantly on our ability to attract publishers to sign-up for AdStar’s suite of products, which means having an adequate sales and marketing budget and adequate funds to continue to enhance our Web sites and ad-taking technology. If the actual cost of attracting publishers, and enhancing our Web sites and ad-taking technology are higher than projected or the revenues from our operations fall below our current expectations, we may need additional financing in the near future. In either event, if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have an adverse effect on the successful implementation of our planned business expansion.

We Are Vulnerable To Breakdowns In Service, Which Could Cause Our Customers And Prospective Customers To Lose Faith In Our Ability To Service Their Needs.

     As a business delivering certain services via the Internet, we are vulnerable to breakdowns and interruptions in Internet transmission which could disrupt our ability to provide continued and sustained support to advertisers and publishers. We have not yet suffered any serious breakdowns in service. If because of interruptions our customers and prospective customers lose faith in our ability to service their needs, they may choose more traditional means for placing their classified ads, may turn to our competition, or may choose to no longer outsource their Web-based ad-taking functions and instead perform the services in-house. If this were to occur, we would not be successful in building an on-line business. In March 2003 we entered into an arrangement with Tribune Company to build out a fully functional back-up site at their AT&T co-location in Redwood City, California. During 2003 we were able to fully test the back-up site for most of our significant operations and expect the site to be fully operational during the second quarter 2004.

Our Ability To Compete Effectively And Operate Profitably Cannot Be Assured Because Our ASP Business Competes With Established Methods For Ad-Taking.

     Our classified ad-taking processes compete with phone rooms and other established methods for ad-taking at newspapers. We are unaware of any major company that provides a centralized publisher specific ad-taking Web site services for the selection, transaction and processing of classified ads or to multiple print and on-line publication technology though many newspapers have established ad-taking capabilities on their own Web sites. Those publishers that accept and process ads by traditional means like telephone, facsimile transmission and printed copy submissions are potential competitors. Our ability to compete successfully will depend on the perceived convenience of our services, ease of use and the amount of fees we charge. In addition, companies not now in the business of providing on-line remote ad entry but possessing more capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Some of these companies could have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than we can to new or emerging technologies and can devote greater resources than we can to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

Our Limited Experience May Affect Our Ability To Deal Effectively With Technological Change Which Could Materially and Adversely Affect Our Business.

     Our on-line business is characterized by:

•	rapidly changing technology;

•	evolving industry standards;

•	frequent new product and service announcements;

•	introductions and enhancements; and

•	changing customer demands.

     These market characteristics are heightened by the emerging nature of the Internet, Internet advertising, Internet transactional activity, and in particular by our limited experience and short operating history in this market. For these reasons, our future success depends on:

•	our ability to adapt the rapidly changing technologies to the needs of our advertising and publishing clients; and

•	our ability to continually improve the performance, features and reliability of our on-line services.

     Furthermore, we do not know if we will have the experience and talent to overcome technical difficulties that may arise from time to time that could delay or prevent the successful design, development, testing, introduction or marketing of software solutions, or that any new software solutions or enhancements to existing software applications will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or any other reasons, to develop and introduce new software solutions or enhancements to existing software solutions in a timely manner or in response to changing market conditions or customer requirements, or if our software solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, our financial position, results of operations and cash flows could be materially and adversely affected.

We May Be Unable To Manage Our Growth.

     Our business plan contemplates a sizable increase in the advertisers and publishers using our on-line services. In the event we need to increase the number of our employees beyond current levels, the recruitment, training and integration of these persons into our operations will place a significant strain on our managerial, operational and financial resources. We cannot guarantee that we will be able to manage effectively the expansion of our operations, or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If this were to occur, it would materially and adversely affect our business and prospects.

We May Not Be Able To Retain Key Existing Employees Or Attract The Large Number Of Additional Employees Essential To The Success Of Our New On-Line Business.

     Our performance is substantially dependent on the performance of our management and key technical personnel and on our ability to attract the new Internet-oriented employees required in the implementation of our business plan. The competition for Internet-oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

Our Business Could Be Adversely Affected If The Services Of Either Our Chief Executive Officer Or Chief Technology Officer Become Unavailable To Us.

     We are dependent on the continuing efforts of our President and Chief Executive Officer, Leslie Bernhard, and our Executive Vice President and Chief Technology Officer, Eli Rousso. Our business may be adversely affected if the services of either officer become unavailable to us. While we have obtained a key-man life insurance policy on the lives of both Leslie Bernhard and Eli Rousso in the amount of $850,000 each, this amount may not be sufficient to offset the loss of their services.

We Are Vulnerable To Potential Lawsuits Regarding Ad Content Or System Failure.

     Because we facilitate the placement of advertisements in print and on-line publications, potential claims may be asserted against us for negligence, defamation or personal injury, or for reasons based on other theories, due to the nature of the content of these advertisements. Our technology does not contemplate our reviewing classified advertisement content processed on our Web sites for libelous or other statements that might give rise to possible liability. This role has been fulfilled historically by each publication and we expect the publications will continue to monitor their ads. Although we carry general and professional liability insurance, our coverage may not cover potential claims or may not be adequate to indemnify us fully. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage could place a strain on our available cash resources, could seriously jeopardize the success of our business plan and could materially and adversely affect our financial position, results of operations and cash flows.

Our On-Line Businesses Have A Limited History And May Not Be Successful.

     We did not begin to offer our technology over the Internet until June 1999 and offered only a limited number of publications from which to purchase classified advertising until March 2000. Moreover, we know of no other major company that accepts classified ads on-line for publication both on-line and in print. Accordingly, we cannot guarantee that we will be able to generate the public interest necessary to sustain our business model.

We May Not Be Able To Protect Our Proprietary Rights.

     We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks and copyrights. This is particularly true with respect to our Web-based service technology. We do not currently own any patents or patent applications on our technology and we have no assurance that our rights to that technology are patentable or otherwise protectable. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours regardless of whether or not we obtain patent protection.

     Despite our existing trademark rights in the marks AD-STAR, ADSTAR, and Advertise123.com, the marks remain susceptible to trademark infringement due to the frequent illicit use and piracy of trademarks by “cybersquatters” on the Internet. Although we own the domain names Advertise123.com and ADSTAR.com, there remains the risk that third parties will seek to register our marks AD-STAR and Advertise123 in the other “top level” domains, e.g., .org, .net, and .gov, or that they will register close copies of our marks.

     Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. If for any of the above reasons we are deprived of any proprietary rights to our technology or trade style, our prospects for success may be seriously and adversely affected.

If Others Develop Alternate Technologies, Or Use Our Technology Without Our Authorization, Our Business, Results Of Operation And Financial Position Could Be Materially And Adversely Affected.

     We do not currently own any patents or patent applications on our technology and we have no assurance that it will not be used by others without our authorization. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection. If others develop alternate technologies or use our technology without our authorization, our results of operations and financial position could be materially and adversely affected.

Natural Disasters Which Disrupt Our Services Could Have An Adverse Effect On Our Business, Results Of Operations And Financial Condition.

     Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access is located in the Los Angeles, California area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access is a reason for user to decide to stop using access services. Accordingly, any disruption of access services in general, or our service specifically, due to systems failure could have an adverse effect on our business, results of operations and financial condition. Furthermore, we do not currently have any business disruption insurance.

Our Corporate Documents May Limit Rights Of Stockholders.

     Our Board of Directors has the authority to issue up to an additional 1,556,543 shares of preferred stock without any further vote or action by our stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of shares of common stock will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in control which the stockholders may deem to be in the best interests of AdStar.

If Our Shares Of Common Stock Are Removed Or Delisted From The Nasdaq Small Cap Market, The Ability Of Stockholders To Sell Our Common Stock And Warrants In The Secondary Market Could Be Restricted.

     The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If our shares of common stock are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the “penny stock” rules, in the event our securities are delisted from The Nasdaq Small Cap Market, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

If We Are Unable To Satisfy Nasdaq’s Maintenance Requirements, Our Common Stock May Be Delisted From Nasdaq Which Could Impair The Liquidity And The Value Of Our Common Stock.

     While the shares of common stock met current Nasdaq listing requirements when initially listed and are currently included on Nasdaq, there can be no assurance that we will meet the criteria for continued listing. Continued listing on Nasdaq generally requires that (i) we maintain at least $2,500,000 in stockholders equity, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the Common Stock be held by at least 300 holders. If we are unable to satisfy Nasdaq’s maintenance requirements, our securities may be delisted from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the over-the-counter market in the so-called “pink sheets” or the NASD’s “OTC Bulletin Board.” Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of AdStar, and lower prices for our securities than might otherwise be obtained.

USE OF PROCEEDS

     All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. However, the shares offered by this prospectus include shares underlying warrants exercisable to purchase 120,000 and 80,000 shares of our common stock at a price of $2.58 and 2.80 per share, respectively. Assuming the exercise of all of the warrants, we would receive proceeds of $533,600, which we would use for additional working capital.

SELLING SECURITY HOLDERS

     The table below presents information as to the ownership of our common stock by the selling stockholders as of April 24, 2004. On April 24, 2004, 14,281,428 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

     A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

			Shares to
		Shares	be	Percentage of
	Shares Owned	that	Owned	Common Stock
	Before the	May Be	After the	Owned After
Selling Stockholder	Offering	Sold	Offering	The Offering
Laurus Master Fund, Ltd.(1) 825 Third Avenue, 14th Floor New York, NY 10022	919,444 (2)	919,444	0	0

Loki Group, Ltd. (3) 8619 Alpine Valley Road Spring Grove, Illinois 60081	60,662	7,977	52,685	*

*	Less than 1%

(1) Laurus Master Fund, is a New York City based institutional fund specializing in providing financing to small capitalization publicly traded companies. Control of all investment decisions are vested with its investment manager, Laurus Capital Management, LLC. The directors of Laurus Capital Management are David and Eugene Grin. By virtue of their position as directors of Laurus Capital Management, Messrs. Grin exercise voting control over the shares of our common stock owned by Laurus Master Fund.

(2) Notwithstanding the restrictions on the conversion of the Note and exercise of the Warrants described in the Recent Developments section above, this assumes that the Warrants have been fully exercised and that all the principal and interest payable under the Note through maturity, assuming a weighted average interest rate of 5 percent over the term of the Note(approximately $1.62 million) had been paid through issuance of shares of Common Stock converted at the Fixed Conversion Price.

(3) Loki Group, Ltd’s beneficial ownership of our common stock also includes 16,918 shares which are re-salable pursuant to our effective Registration Statement on Form S-3 (SEC File # 333-109757) filed on October 16, 2003 and 10,863 shares which are re-salable pursuant to our effective Registration Statement on Form S-3 (SEC File # 333-111943) filed on January 15, 2004. The corporation’s investment making authority are vested with Dave Rose, President and a director, and Edward A Heinrich, Executive Vice-President and a director, both with an address at 8619 Alpine Valley Road Spring Grove, Illinois 60081.

PLAN OF DISTRIBUTION

     Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, “selling stockholders” includes affiliates, nominees, distributees, donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

     We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

     In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person’s completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

     We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at approximately $41,000.

LEGAL MATTERS

     Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York 10022 delivered an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 116,000 shares of our common stock, of which 16,000 are held by its nominee, Marina Co.; and options and warrants to purchase 100,000 shares of our common stock, all of which are currently exercisable. Stephen A. Zelnick, Esq., a member of Morse, Zelnick, Rose & Lander, LLP, serves as a director of AdStar.

EXPERTS

     The financial statements of AdStar, Inc. and subsidiary for the years ended December 31, 2003 and 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003 have been so incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the website maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

     We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

REPORTS TO SECURITY HOLDERS

     We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

(1)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

(2)	Current Reports on Form 8-K filed on January 5, 2004 and April 15, 2004;

(3)	The description of AdStar’s Common Stock, contained in its Registration Statement on Form 8-A, filed on December 15, 1999, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information; and

     (4) Each document filed after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

     Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to AdStar, Inc., 4553 Glencoe Avenue, Suite #325, Marina del Rey, California 90292, (310) 577-8255 Attention: Leslie Bernhard, President and Chief Executive Officer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT

CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE RIGHTS TO RECOVER MONETARY RELIEF AGAINST OUR DIRECTORS FOR A BREACH OF THEIR FIDUCIARY DUTY OF CARE

Limitation of Director Liability; Indemnification

     As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

•	for breach of his or her duty of loyalty to us or to our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

•	for any transaction from which he or she derived an improper personal benefit.

     This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

     Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

927,421 Shares
Common Stock

ADSTAR, INC.

PROSPECTUS

May  , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The fees and expenses we incurred in connection with the offering are payable by us and are estimated as follows:

SEC registration fee	$285.12
Nasdaq SmallCap Market listing fee	9,300.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	20,000.00
Miscellaneous expenses	1,000.00

Total	$40,585.12

Item 16. Exhibits

Exhibit No.	Description
4.1	Specimen Stock Certificate (1)

4.2	Form of 7-year Common Stock Purchase Warrant, dated April 12, 2004, sold to Laurus Master Fund, Ltd. (2)

4.3	Form of Secured Convertible Note, dated April 12, 2004, in the aggregate principal amount of $1.5 million sold to Laurus Master Fund, Ltd. (2)

5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP *

23.1	Consent of BDO Seidman LLP*

23.4	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

Notes to exhibits

*	Filed herewith

(1)	Filed on October 1999 as an exhibit with the same number to Registration Statement on Form SB-2 (No. 333-84209), and incorporated herein by reference.

(2)	Filed on April 15, 2004 as an exhibit to AdStar’s Current Report on Form 8-K

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (i) include any prospectus required by Section 10(a) (3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on April 27, 2004.

AdStar, Inc.
By:	/s/ Leslie Bernhard
Leslie Bernhard, President

POWER OF ATTORNEY

     ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 27, 2004.

Signature	Title
Principal Executive Officer

/s/ Leslie Bernhard Leslie Bernhard	President and Chief Executive Officer and Director

Principal Financial Officer

/s/ Anthony J. Fidaleo Anthony J. Fidaleo	Chief Financial Officer

Directors

/s/ Eli Rousso Eli Rousso	Director

/s/ Jeffrey Baudo Jeffrey Baudo	Director

/s/ Stephen A. Zelnick Stephen A. Zelnick	Director

/s/ Richard Salute Richard Salute	Director